Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-8 No. 333-196048) pertaining to the PGT, Inc. 2014 Omnibus Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-166075) pertaining to the PGT, Inc. Amended and Restated 2006 Equity Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-146719) pertaining to the PGT Savings Plan, and

(4)	Registration Statement (Form S-8 No. 333-135616) pertaining to the PGT, Inc. 2004 Stock Incentive Plan and the PGT, Inc. 2006 Equity Incentive Plan;

of our report dated February 28, 2014, with respect to the consolidated financial statements of PGT, Inc. and schedule included in this Annual Report (Form 10-K) of PGT, Inc. for the year ended January 3, 2015.

/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, Florida

March 19, 2015